MASTER TOLL SERVICES AGREEMENT

This Master Toll Services Agreement (“Agreement”) is made as of April 3, 2013 (“Effective Date”), by and among IDK PETROL ALBANIA SH.A, an Albanian corporation (“IDK”) on the one hand, and PETROSONIC ENERGY, INC., a Nevada corporation (“Parent”) and its wholly-owned subsidiary PETROSONIC ALBANIA SH.A, an Albanian corporation (“Petrosonic”) on the other hand.

RECITALS

WHEREAS, Petrosonic is a processor and producer of heavy hydrocarbon emulsion fuel oil and emulsified bitumen (referred to as “SFO™”), and owns proprietary Technology (defined below) relating to the same;

WHEREAS, IDK is an energy company registered in Albania, which is interested in pursuing projects in Albania;

WHEREAS, the parties wish to enter into this Agreement under which IDK may request Petrosonic’s services in the manufacture of SFO™ for a fee; and

WHEREAS, Petrosonic is willing to perform and provide such services, subject to and in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Petrosonic and IDK agree as follows:

1.      Definitions.

The defined terms in this Agreement shall have the meaning set forth immediately below or set forth elsewhere herein.

1.1         “Deliverables” means SFO™ or other output mutually agreed upon, under any Purchase Order.

1.2         “Delivery Dates” means the dates on which the Deliverables are due to be delivered to SSB under this Agreement and each Purchase Order.

1.3         “Feedstock” means the hydrocarbon materials delivered by IDK on site for processing by Petrosonic.

1.4         “Technology” of Petrosonic means any and all Intellectual Property Rights and proprietary knowledge and methodology owned, developed or previously developed by Petrosonic, including all improvements, and Intellectual Property Rights licensed by Petrosonic from third parties, relating to the production of SFO™ under this Agreement.

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1.5         “Intellectual Property Rights” means, on a world-wide basis, any and all now-known or hereafter-known tangible and intangible (a) rights associated with works of authorship including, without limitation, copyrights, copyright rights, and moral rights, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents and other patent rights, (e) other rights with respect to inventions, discoveries, improvements, know-how, formulas, algorithms, processes, technical information and other technology, (f) all other intellectual and industrial property rights of every kind or nature and however designated, whether arising by operation of law, contract, license or otherwise, and (g) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof, now or hereafter existing, made or in force (including any rights in any of the foregoing).

1.6         “Initial Term” means the initial term of this Agreement, which shall begin on the Effective Date and continue for a period of twelve (12) months thereafter, unless earlier terminated as provided in Section 6.

1.7         “Material Change” shall have the meaning set forth in Section 2.4(c).

1.8         “Services” means the hydrocarbon processing services provided by Petrosonic to IDK under this Agreement and any Purchase Order.

1.9         “SFO™” means synthetic heavy hydrocarbon emulsion fuel oil and emulsified bitumen.

1.10       “Specifications” means the specifications for a certain chemical composition or other physical properties of the Deliverables, as agreed by the parties under any Purchase Order.

1.11       “Term” means the Initial Term, as extended in accordance with Section 6.1.

1.12       “SMU” means a synthetic bitumen and fuel manufacturing unit.

1.13       “Purchase Order” means the written description of the Deliverables to be provided by Petrosonic to IDK, including related Specifications, quantity or volume, and other terms mutually agreed.

2.      Services.

2.1         Purchase Orders. Any and all Services to be performed hereunder shall be authorized through the execution of mutually agreed and accepted Purchase Orders in a form substantially similar to the form attached hereto as Exhibit B. Unless otherwise agreed by the parties in writing, each Purchase Order shall include the following information: (a) a description and quantity of the Feedstock to be produced by Petrosonic; (b) any additional obligations of IDK in connection with such Services; (c) the Deliverables to be provided by Petrosonic and their corresponding Specifications and schedule delivery dates; (d) any additional information, terms or conditions specific to such Purchase Order. Each Purchase Order shall be effective only upon execution by both parties and shall be deemed, upon its execution, to be incorporated into this Agreement.

2.2         Services; Personnel. Subject to and in accordance with the terms and conditions of this Agreement, Petrosonic shall perform the Services set forth in any Purchase Order and deliver to IDK the Deliverables according to the Specifications, and in accordance with this Agreement and the terms of each Purchase Order. The personnel that Petrosonic assigns to perform the Services shall be properly trained and qualified for the Services such personnel are to perform hereunder, and shall perform such Services in a workmanlike manner in accordance with industry standards.

2.3         Feedstock. The Feedstock furnished by IDK for processing by Petrosonic shall be owned by IDK at all times, except as provided in this Agreement. Feedstock supplied by IDK shall be within the composition and capacity of the SMU operated by Petrosonic, as determined by Petrosonic’s engineers and technicians from time to time.

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2.4         Units of Measurement. The unit of measurement of materials for purposes of this Agreement shall be barrels. Inputs into the SMU shall be measured in barrels of hydrocarbon Feedstock.

2.5         Agreement to Supply. Subject to the terms contained herein, Petrosonic agrees to manufacture sufficient quantities of, within the capacity of Petrosonic’s installed equipment, as established and approved by the parties from time to time.

2.6         Control of Process. The process and operation of the SMU and production of SFO™ shall be under the control of Petrosonic and its employees and contractors at all times.

2.7         Availability, Operation and Maintenance. Petrosoinc shall, on or before March 31, 2013, deliver to the Albanian Project site, an SFO™ manufacturing SMU capable of processing at least 120 barrels of per hour. Petrosonic shall retain ownership of the SMU and shall be responsible for its operation and maintenance. Petrosonic shall have sole discretion with respect to operation and maintenance of the SMU.

2.8         IDK Delays. Any failure or delay by Petrosonic in meeting the applicable scheduled delivery date for any Deliverable due to events or conditions beyond Petrosonic’s reasonable control or caused, in whole or in part, by IDK’s failure or delay in performing any of its obligations under this Agreement and/or such Purchase Order (a “Delay”), shall result in an automatic extension of such delivery date by the period of such Delay.

3.      IDK Obligations.

3.1         Cooperation. In addition to any payment or other obligations imposed on IDK under this Agreement and/or any Purchase Order, IDK shall use its best efforts to: (a) supply Feedstock that meets the minimum criteria (to be specified in writing by Petrosonic to IDK, which criteria may be updated by Petrosonic from time to time with or without advance notice); (b) provide all information necessary for Petrosonic to perform its obligations hereunder; and (c) cooperate with any other reasonable Petrosonic request to enable Petrosonic to perform its duties hereunder.

3.2         Non-Use and Non-Analysis. IDK understands the proprietary and confidential nature of the chemical mixtures used as part of the emulsification process and accordingly, IDK agrees that it shall not conduct any analysis of the chemicals used by Petrosonic under this Agreement. Further, IDK agrees that it will not reverse engineer or otherwise attempt to discover the confidential and proprietary aspects of SFOTM.

4.      Acceptance. IDK shall have no less than five (5) business days from acceptance of Deliverables by Petrosonic, or such other acceptance period as may be otherwise specified in the applicable Purchase Order (the “Acceptance Period”), to examine each Deliverable and determine, in good faith, whether such Deliverable substantially conforms to the Specifications therefor. IDK shall, within the applicable Acceptance Period: (a) provide Petrosonic with written notice (which may be in electronic form) of its acceptance of such Deliverable; or (b) provide Petrosonic with (i) written notice of its rejection of such Deliverable, in good faith, for the failure of such Deliverable to conform substantially to the Specifications therefor and/or in the SSB’s judgment, the Deliverable’s failure to satisfy its intended purpose, and (ii) all information and assistance reasonably necessary for Petrosonic to correct such non-conformity. IDK’s failure to provide a written rejection notice to Petrosonic within the applicable Acceptance Period shall be deemed acceptance of such Deliverable. Petrosonic shall as promptly as practicable following receipt of IDK’s written notice rejecting any Deliverable to correct the conditions that caused the rejection and resubmit such Deliverable to IDK, in which case the acceptance procedure set forth in this Section 4 shall be repeated until such Deliverable is accepted.

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5.      Payments.

5.1         Fees. The fees for each Deliverable shall be set forth in each related Purchase Order. SFOTM manufacturing fee charged by Petrosonic shall be based on monthly output barrels of manufactured into SFOTM. The actual fee per barrel of SFOTM shall be dependent on the type of feed stock, chemicals and water used which impacts the chemical concentration. If IDK uses a vacuum residue or asphaltenes feedstock, the charges will increase, due to a different chemical type and higher chemical concentrations required. The volumes throughput will have an effect on the cost per barrel of SFOTM because the fixed cost component. As the volume of the throughput increases above 1,000 barrels per day, the portion of the fixed costs will decrease. The payment for the toll fee will be prepaid in Petrosonic’s account prior to IDK retrieving the final product.

5.2         Expenses. Each respective party shall bear its own expenses in the performance of this Agreement.

5.3         Invoices. Petrosonic shall submit invoices to IDK for all Services and other payments due (as applicable) under this Agreement and any Purchase Order and, unless otherwise specified in the applicable Purchase Order, IDK shall pre-pay such invoiced amounts before the receipt by IDK of the delivery.

5.4         Taxes. IDK shall pay all sales, use, excise and other taxes which may be levied upon IDK in connection with this Agreement and any Purchase Order, except for taxes based on Petrosonic’s net income.

5.5         Late Payment. IDK agrees to pay interest at the rate of one and one-half percent (1.5%) per month (or the maximum rate permitted by applicable law, whichever is less) for all amounts not paid from receipt by IDK of the invoice therefor as per clause 5.3 above.

5.6         Security Interest in Feedstock and Deliverables. As security for the performance of IDK’s payment obligations under this Agreement and each Purchase Order, IDK hereby grants and does grant without any further required action or consent, in connection with each subsequent Purchase Order, a security interest in the Feedstock provided to Petrosonic, and in the resulting Deliverables (“Collateral”). In the event of a default in the performance of IDK’s payment obligations hereunder for a period of more than 30 days after the due date of such payment, upon such date Petrosonic shall have the right to take possession of, sell, transfer, use, remove, transport, store, dispose of, collect the proceeds from, and/or take any other legally permissible action with respect to, the Collateral, in order to discharge and fully satisfy IDK’s payment obligations under this Agreement.

5.7         Currency. All monetary references in this Agreement and Purchase Order shall be in United States Dollars, unless otherwise specifically stated.

6.      Term; Termination.

6.1         Term. The “Initial Term” of this Agreement is set forth in Section 1.6 of this Agreement. After the Initial Term, this Agreement shall automatically renew for successive twelve (12) month periods unless either party shall provide written notice of its desire not to renew the Agreement at least ninety (90) days prior to the end of the Initial Term or any renewal period.

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6.2         Termination for Convenience. Either party may terminate this Agreement for convenience upon sixty (60) days prior written notice, provided that any Purchase Orders then in effect shall either be terminated, or the parties shall mutually agree that specific pending Purchase Orders shall be completed and paid for by IDK.

6.3         Termination for Cause. Either party may terminate this Agreement and/or any Purchase Order at any time, in whole or in part, if the other party materially breaches any term or condition of this Agreement and/or any Purchase Order and fails to cure such breach within ten (10) days after receipt of written notice (specifying in reasonable detail the nature of the material breach) by the notifying party. During this notice period, the non-breaching party shall have the right to suspend its performance under this Agreement.

6.4         Termination for Insolvency. Petrosonic or IDK may terminate this Agreement and/or any Purchase Order at any time, in whole or in part, if Petrosonic or IDK, as the case may be, ceases to conduct business in its normal course, makes an assignment for the benefit of creditors, is liquidated or otherwise dissolved, becomes insolvent, is adjudicated bankrupt or a receiver, trustee or custodian is appointed for it.

6.5         Consequences of Termination.

(a)          Promptly upon termination of this Agreement and/or any Purchase Order for any reason, IDK shall pay to Petrosonic any and all unpaid amounts then due and outstanding in connection with any Services and Deliverables provided hereunder, subject to mutual agreement (if any) regarding disposition of any uncompleted work or incomplete/undelivered Deliverables, through the effective date of termination.

(b)          In the event that any Purchase Order(s) remain in effect after the termination of this Agreement for any reason, the terms of this Agreement shall continue to apply with full force and effect with respect to such Purchase Order(s), until the termination or expiration thereof.

(c)          Sections 1, 3.2, 5, 6.5, 8, 9, 10 and 11 shall survive the termination of this Agreement and/or any Purchase Order for any reason.

7.      Petrosonic Intellectual Property Rights. IDK hereby acknowledges that Petrosonic and/or its licensors own any and all Intellectual Property Rights in the Petrosonic Technology, and nothing in this Agreement shall be deemed to grant to IDK, directly or by implication, estoppel or otherwise, any right or license with respect thereto.

8.      Representations, Warranties and Covenants.

8.1         Petrosonic Representations, Warranties and Covenants.

(a)          Petrosonic represents, warrants and covenants to SSB that: (i) it has the right and authority to enter into and perform its obligations under this Agreement; and (ii) the Deliverables as of the date of delivery and acceptance by the IDK, will conform in all material aspects to the Specifications agreed upon by Petrosonic and IDK.

(b)          Notwithstanding anything in this Agreement to the contrary, the warranty in Section 8.1(a) above shall exclude any failure, impairment, interruption or non-conformity (i) that is not caused by Petrosonic, (ii) that is caused by or related to changes to the Deliverables that are not performed by the Petrosonic, (iii) that is caused by non-conformity of the Feedstock to Petrosonic’s requirements as provided herein; or (iv) that is caused by IDK’s breach of any provision of this Agreement.

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(c)          Except as otherwise expressly provided in this Agreement, Petrosonic’s sole and exclusive obligation and IDK’s sole and exclusive remedy under the warranty set forth in Section 8.1(a), above, is for Petrosonic to use commercially reasonable efforts to correct any such non-conformity.

8.2         IDK Representations, Warranties and Covenants. IDK represents, warrants and covenants to Petrosonic that: (a) it has the right and authority to enter into and perform its obligations under this Agreement; (b) IDK shall comply at all times with all applicable environmental, transportation, commercial and other applicable national, state and local laws; (c) IDK’s conduct shall not violate any third party’s contractual or other rights.

8.3         Disclaimer. THE PARTIES AGREE THAT ALL WARRANTIES IN CONNECTION WITH THE DEVELOPER’S SERVICES ARE SET FORTH IN THIS SECTION 8.  EXCEPT AS SET FORTH IN THIS SECTION 8, EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, ARISING IN CONNECTION WITH THIS AGREEMENT AND THE PERFORMANCE HEREOF, WITHOUT LIMITATION, ANY WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING OUT OF A COURSE OF PERFORMANCE, DEALING OR TRADE USAGE.

9.      Indemnity.

Each party (the “Indemnitor”) shall defend the other party, its affiliates, and its and their directors, officers, employees, agents and other representatives (collectively, “Indemnitees”) against any and all third party claims, actions, suits and proceedings or threat thereof arising out of or in connection with any breach or alleged breach by Indemnitor, its affiliates or any of its or their directors, officers, employees, agents or other representatives, of any representation, warranty or covenant set forth in Section 8, and Indemnitor shall indemnify and hold the Indemnitee(s) harmless against any and all liabilities, damages, judgments, awards, settlements and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by same in connection therewith (collectively, the “Claims”); provided, however, the Indemnitee(s) promptly notifies the Indemnitor in writing of any such Claim and promptly tenders to the Indemnitor control of the defense and any settlement of such Claim. Subject to the foregoing, the Indemnitee(s) may join in the defense or settlement of any such Claim with counsel of its choice, at its own expense.

10.   Confidentiality.

10.1       Confidential Information. By virtue of this Agreement, one party (the “Disclosing Party”) may provide access to its confidential information to the other party (the “Receiving Party”) to this Agreement as described in this Section 10.1 (“Confidential Information”). For purposes of this Agreement, “Confidential Information” of a party means information, ideas, materials or other subject matter of such party, whether disclosed orally, in writing or otherwise, that is provided under circumstances reasonably indicating that it is confidential or proprietary. “Confidential Information” of a party shall include, without limitation, any and all trade secrets, processes, techniques, drawings, models, customer-related information and data, computer programs, databases, business plans, technical data, product ideas, marketing data and plans, contracts and financial information disclosed or otherwise provided by the Disclosing Party to the Receiving Party. Confidential Information shall not include any information or material that the Receiving Party can document: (a) is or becomes part of public knowledge other than as a result of any action or inaction of the Receiving Party; (b) was rightfully in the Receiving Party’s possession prior to disclosure by the Disclosing Party; (c) is disclosed to the Receiving Party without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction); or (d) is independently developed by the Receiving Party.

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10.2       Restrictions on Use. Confidential Information of the Disclosing Party shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than as expressly permitted under this Agreement, and shall not be disclosed to any third party without the prior written consent of the Disclosing Party. Each party agrees to limit access to the other party’s Confidential Information to those of its affiliates, directors, officers, employees, contractors and other representatives who have a need to know such Confidential Information for purposes of such party performing its obligations hereunder. The Receiving Party shall treat the Confidential Information of the Disclosing Party with at least the same degree of care and protection as it would use with respect to its own confidential and proprietary information (and in no event less than a reasonable degree of care), and except as expressly authorized by this Agreement, shall not itself, or allow others to, copy, reverse engineer, disassemble, decompile, translate or create derivative works from all or any part of such Confidential Information. The Receiving Party shall be fully and directly responsible and liable to the Disclosing Party for any breach of this Section 10 by the Receiving Party’s employees or other third parties receiving access to the Disclosing Party’s Confidential Information through or on behalf of the Receiving Party.

10.3       Exclusions. Notwithstanding the foregoing, this Agreement shall not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation, provided that, in such event, the Receiving Party shall promptly notify the Disclosing Party to allow intervention (and shall cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order). Further, each party may disclose the terms and conditions of this Agreement: (a) as required by the applicable securities laws, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities; (b) in confidence, to legal counsel; (c) in confidence, to accountants, banks and financing sources and their advisors; and (d) in connection with the enforcement of this Agreement or any rights hereunder.

11.    Miscellaneous.

11.1       Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Southern District of California or in state court in the County of Los Angeles, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

11.2       Severability; Waiver. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way, and the parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of or default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement. Further, any failure or delay on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder shall not operate as a waiver of any such right or remedy or preclude other or further exercise thereof or of any other right or remedy.

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11.3       Headings. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section or in any way affect this Agreement.

11.4       Assignment. Neither party shall assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement in its entirety, without consent of the other party, in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of assets. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, their respective successors and permitted assigns.

11.5       Relationship of the Parties. Each party to this Agreement is acting as an independent contractor, and nothing in this Agreement shall create or be construed to create any partnership, joint venture, agency, franchise, sales representative or employment relationship between the parties. Except as otherwise provided in this Agreement, neither party shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

11.6       Force Majeure. The failure of either party to perform any obligation under this Agreement or any Purchase Order as a result of governmental action, laws, orders, regulations, directions or requests, or as a result of events, such as war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God or any causes of like or different kind beyond the reasonable control of that party, shall be excused for so long as such cause exists.

11.7       Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party may specify in writing. Such notice shall be deemed given: (a) if delivered personally, upon delivery as evidenced by delivery records; (b) if sent by telephone facsimile, upon confirmation of receipt; (c) if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing; (d) if sent by electronic mail with a return acknowledgement (via electronic mail) from recipient, upon receipt of such acknowledgement; or (e)  if sent by nationally recognized express courier, upon delivery by such courier.

Petrosonic:

Petrosonic Albania

c/o Petrosonic Energy, Inc.

Suite 300, 714 – 1 Street SE

Calgary, Alberta T2G 2G8

Canada

E-mail: art@petrosonic.net

IDK:

Sejdin Berhamaj

E-mail: eldishpk@yahoo.com

Address: As provided on the Signature Page

11.8       Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

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11.9       Injunctive Relief. Each party acknowledges and agrees that, due to the unique and valuable nature of the Confidential Information and other proprietary information and materials of the other party, there can be no adequate remedy at law for any breach by such party of Sections 7 or 10 of this Agreement, that any such breach may result in irreparable harm to the non-breaching party for which monetary damages would be inadequate to compensate the non-breaching party, and that the non-breaching party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under Sections 7 or 10, without the necessity of posting any bond or security.

11.10    Order of Precedence. In the event of any conflict, ambiguity or inconsistency between or among the terms and conditions of this Agreement and any Purchase Order, the terms and conditions of this Agreement shall control.

11.11    Entire Agreement. This Agreement, including the Exhibits attached hereto and incorporated herein by this reference, sets forth the entire understanding and agreement between the parties as to the subject matter of this Agreement and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the parties with respect to such subject matter, and all past courses of dealing or industry custom. This Agreement may be modified or amended only by a writing signed by both parties. Neither party is relying upon any warranties, representations, assurances or inducements not expressly set forth herein.

11.12    Applicable Laws. Each party shall: (a) obtain and maintain in full force and effect during the Term, all material licenses, permits, approvals and other authorizations that are necessary or required to perform its obligations hereunder; and (b) comply with all material applicable laws, statutes, ordinances, rules, regulations and judicial and administrative orders and decrees.

11.13    Cumulative Rights. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth in this Agreement and allowed under applicable law.

[Remainder of Page Left Blank]

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In Witness Whereof, each of the parties has executed this Agreement as of the Effective Date.

Petrosonic		IDK

By:	/s/ Art Agolli	By:

Name:	Art Agolli	Name:	Islam Mylkaj /s/ Islam Mylkaj

Title:	CEO	Title:	CEO

Address for Notices:		Address for Notices:	IDK Petrol
Albania Sha

Petrosonic Energy, Inc.

57 Valley Woods Way NW			Lagja 29 Nentou Fier

Calgary, AB, T3B 6A5, Canada			Albania

Fax:		Fax:

E-mail:	art@petrosonic.net	E-mail:	eberhomaj@live.net

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EXHIBIT A

Purchase Order Form

Purchase Order No. ___

Commencement Date:

Completion Date:

Petrosonic Project Manager:

Description of Services:

Deliverables, Specifications and Delivery Date:

Quantity	Deliverable	Specifications	Delivery Date

Fees:

Obligations of IDK:

Additional Terms and Conditions:

Master Services Agreement

Agreed and Accepted:

Petrosonic	IDK

By:	By:

Name:	Name:

Title:	Title:

Master Services Agreement